Exhibit 99.1

Sky Petroleum Releases McKinsey Valuation on Albanian Exploration Blocks

Three Exploration Blocks- Four, Five, and Dumre Valued between $1 Billion to $3 Billion

AUSTIN, Texas--(BUSINESS WIRE)--September 23, 2010--Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company, today released the findings of a detailed report written in cooperation with McKinsey & Company, one of the world’s leading consulting firms, assessing the potential value of the three exploration blocks, Four, Five and Dumre (the “Albanian Blocks”). The report estimates the Albanian Blocks:

  contain a mean un-risked reserve potential of 875 million barrels of oil equivalent (MMBOE);
  with a conservative average success rate of approximately 24%, which would translate to a mean risked reserve potential of 220 MMBOE;
  have a potential market value of between $1 billion to $3 billion based on expected P90 reserves of approximately 105 MMBOE at $10 to 30 per barrel of oil equivalent (BOE); and
  possess a mean net present value of about $2.1 billion based on a stochastic discounted cash flow valuation of their likely commercialization.

According to the findings, which are based on previous reserve estimates, there are significant reserves contained in the Albanian Blocks. Each block has promising prospects with existing data, including seismic and well logs. The National Agency of Natural Resources of Albania (“AKBN”) provided the company and its consultant access to previous reserves studies including one prepared by OMV, Austria’s largest oil-producing, refining and retail operating company.

“This report echoes that our efforts in Albania are well founded and will be highly accretive for the people of Albania as well as our shareholders,” commented Karim Jobanputra, chief executive officer of Sky Petroleum, Inc. “We are in the process of outlining our operational plan, which will be submitted to AKBN shortly.”

Exploration Blocks Four, Five, and Dumre

Sky Petroleum has been granted exclusive rights under the Production Sharing Contract (“PSC”) to three exploration blocks totaling approximately 5,000 km2 (1.2 million acres), representing approximately 20% of the landmass of Albania. In addition to the exploration rights, the company will also have access to more than 1,200 km of 2-D seismic data. The PSC has a seven-year term with three exploration periods. Upon commercial discovery of gas, the agreement allows for development and production periods of 25 years plus extensions at the Company’s option.

Block Four is located in southeast Albania, bordering on Greece. The exploration block covers an area of approximately 2,264 km2 (540,000 acres). The area has four identified leads and prospects on the block with a total estimated reserve potential of 350 MMBOE.

Block Five is located in southwest Albania next to the Adriatic Sea and covers an area of approximately 2,076 km2 (498,000 acres). The block has a total of five identified prospects or leads with a total estimated reserve potential of 375 MMBOE.

Block Dumre is located immediately north of the Kucova oil field and covers an area of approximately 623 km2 (149,000 acres). Based on analogous discoveries, it is estimated that the Dumre prospect contains approximately 500 to 700 MMBOE OOIP.

About the Republic of Albania

Albania has a population of 3.5 million people and is located 50 km east of Italy, across the Adriatic Sea in Southeast Europe. Albania is a member of NATO, and has applied to join the European Union. Albania is a proven hydrocarbon producing region with earliest known bitumen production dating back to the Roman Empire. Modern exploration began in the early 1900’s. The Patmos – Marinza and Kucova heavy oilfields are among the largest oilfields in Europe. To date there have been ten significant field discoveries that have produced more than 150 million barrels.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com.

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

CONTACT:
Sky Petroleum, Inc.
Investor and Public Relations, 512-687-3427
info@skypetroleum.com